Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard

Elmwood Park, NJ 07407

	Contact:	Amanda Butler
for release: January 26, 2009		201-791-7600

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Reports Diluted Earnings per Common Share in Line with October Outlook

Obtains Commitment for $300 Million in Long-Term Financing

ELMWOOD PARK, N.J., Monday, January 26, 2009 – Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share of $0.99 for the full year 2008.  This compares with diluted net earnings per common share of $1.89 for the full year 2007.  Excluding the special items detailed in the table below, diluted net earnings per common share for the full year 2008 would have been $1.40 per common share, consistent with the Company’s revised guidance for 2008 provided in October.  Comparatively, full year 2007 diluted net earnings per common share would have been $1.65.

Fourth quarter 2008 diluted net earnings per common share were $0.26.  This compares with diluted net earnings per common share of $0.43 for the fourth quarter of 2007.  Excluding the special items detailed in the table below, diluted net earnings per common share for the fourth quarter of 2008 would have been $0.39, compared to fourth quarter 2007 diluted net earnings per common share of $0.45.

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Diluted Net Earnings per Common Share	2008	2007	2008	2007
U.S. GAAP diluted net earnings per common share	$0.26	$0.43	$0.99	$1.89
Net earnings effect resulting from the following(1):
Cost reduction and productivity program restructuring charges	0.02	—	0.23	—
Global manufacturing strategy and restructuring and other charges	0.06	0.02	0.10	0.05
Impairment of available-for-sale securities	0.07	—	0.11	—
Reversal of tax accruals, net, and related interest	(0.02)	(0.04)	(0.03)	(0.22)
Advisory expenses incurred prior to ceasing work on an acquisition	—	0.02	—	0.02
Loss on sale of a small product line	—	0.03	—	0.03
Gain on sale of equity method investment	—	(0.01)	—	(0.12)
Diluted net earnings per common share excluding the effect of the items above	$0.39	$0.45	$1.40	$1.65

(1) The items included in the table above are net of income taxes where applicable.

Sealed Air’s net sales for the full year 2008 increased 4% to $4.84 billion, compared with $4.65 billion in 2007.  Excluding a $110 million favorable effect of foreign currency translation, net sales would have increased 2%.

Fourth quarter 2008 net sales decreased 7% to $1.17 billion, compared with $1.25 billion in 2007.  Excluding a $66 million unfavorable effect of foreign currency translation, net sales would have decreased 1%.  This unfavorable impact from foreign currency translation is attributable to the significant strengthening of the U.S. dollar against most foreign currencies in the quarter.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our business finished the year with earnings in line with our October outlook, which anticipated a downturn in global economic conditions.  Although market conditions negatively impacted our revenue, our operating results reflect the proactive steps we took earlier in the year to manage our business in these challenging times.  We worked on improving our cash flow, invested less capital as our new capacity projects neared completion and reduced consolidated debt, net of cash and cash equivalents, by $91 million in the fourth quarter.

During the year we focused on managing pricing and supply chain initiatives to address volatile resin costs.  These efforts, combined with market conditions late in the year, resulted in the recovery of most of the year-over-year increase in our resin costs.  We also addressed all categories of costs through a combination of improved operating efficiencies, internal cost control measures and our cost reduction and productivity program.  Additionally, we continued to realize the benefits from our ongoing global manufacturing strategy.  As a result of the above, we achieved a 220 basis point increase sequentially in our fourth quarter gross profit as a percentage of net sales.  We achieved these results while building upon the strengths of our Company, maintaining our market position and offering customers innovative solutions that differentiate their products and deliver recognizable savings.”

Financial Highlights for the Fourth Quarter

•                  Net sales decreased 7% to $1.17 billion, compared with $1.25 billion for the fourth quarter of 2007.  Excluding the $66 million unfavorable effect of foreign currency translation, net sales would have decreased 1%.  The decrease in net sales resulted from an $87 million reduction in unit volumes primarily in Protective Packaging, which was partially offset by a $63 million favorable effect of product price/mix and a $7 million net effect from acquisitions and divestitures.

•                  Cost of sales decreased to $861 million compared with $907 million for the fourth quarter of 2007.  The decrease was primarily due to a $54 million favorable effect of foreign currency translation.  Excluding the favorable effect of foreign currency translation, cost of sales would have increased $8 million, which was primarily due to higher input costs, including freight and energy costs of approximately $5 million.

•                  Gross profit decreased to $308 million, or 26.3% of net sales, compared with $344 million, or 27.5% of net sales, for the fourth quarter of 2007.  The decrease in gross profit as a percentage of net sales was primarily due to the impact of the decline in unit volumes mentioned above and the net unfavorable effect of foreign currency translation, which was partially offset by favorable product price/mix.

Gross profit as a percentage of net sales increased sequentially from 24.1% of net sales for the third quarter of 2008.  This increase as a percentage of net sales was primarily due to lower average petrochemical-based raw material costs and the favorable effect of product price/mix in the fourth quarter of 2008.

•                  Marketing, administrative and development expenses decreased to $172 million, or 14.7% of net sales, compared with $198 million or 15.8% of net sales for the fourth quarter of 2007, reflecting tight control of expenses and savings from the Company’s cost reduction and productivity program.

•                  The Company recorded an additional $21 million restructuring charge.  The global manufacturing strategy represented $15 million of this charge.  An additional $6 million was related to the cost reduction and productivity program announced in the third quarter, which brings the full year 2008 cost associated with this program to $66 million.

•                  Operating profit decreased to $114 million, or 9.8% of net sales, primarily due to the items mentioned above.  This is compared with $145 million, or 11.6% of net sales, for the fourth quarter of 2007.  Excluding restructuring and other charges, operating profit would have been $136 million, or 11.6% of net sales, for the fourth quarter of 2008 compared with $146 million, or 11.7% of net sales, for the fourth quarter of 2007.

Operating profit as a percentage of net sales, excluding restructuring and other charges, increased sequentially from 8.2% of net sales for the third quarter of 2008.

•                  The Company recorded a $20 million pre-tax charge as a result of recognizing an additional impairment related to an “other-than-temporary” decline in the fair market value of its auction rate securities investments.

•                  The Company had an effective income tax rate of 11.3% for the fourth quarter of 2008 compared with an effective income tax rate of 22.6% for the fourth quarter of 2007. The lower effective income tax rate in the fourth quarter of 2008 was due primarily to the lower level of pre-tax earnings as well as a favorable mix.  This favorable mix was primarily due to the impact of the charges related to the impairment of the available-for-sale securities and the global manufacturing strategy restructuring and other charges.

Business Segment Review

Food Packaging Segment

The Company’s Food Packaging segment net sales for the fourth quarter decreased 3% to $503 million compared with $517 million last year.  Excluding a $31 million unfavorable effect of foreign currency translation, segment net sales would have increased 3%.

The increase in net sales primarily reflects favorable product price/mix in North America and Latin America.  This increase was partially offset by a decrease in unit volumes primarily in Brazil.  Although more Brazilian processors have been authorized to export to Europe, a decline in consumption, attributed to weak economic conditions in Europe, has reduced the demand for Brazilian beef.

Operating profit for the fourth quarter was $67 million, or 13.4% of Food Packaging net sales, compared with $68 million, or 13.2% of net sales, in 2007.  The increase in operating profit was due to favorable product price/mix, which was partially offset by the decline in unit volumes mentioned above and higher average petrochemical-based raw material costs.  Operating profit as a percentage of net sales increased sequentially from 7.7% of net sales for the third quarter of 2008.

Food Solutions Segment

The Company’s Food Solutions segment net sales for the fourth quarter decreased 5% to $237 million compared with $250 million last year.  Excluding an $18 million unfavorable effect of foreign currency translation, segment net sales would have increased 2%.

The increase in net sales primarily reflects the positive impact of product price/mix in North America and unit volume growth in the Asia-Pacific region.  The increase was largely offset by a decline in unit volumes in Europe due to reduced fresh red meat consumption as a result of challenging economic conditions and a decline in unit volumes in North America due to a previously announced change in a packaging format at one retailer in late 2007.

Operating profit for the fourth quarter was $28 million, or 11.7% of Food Solutions net sales, compared with $20 million, or 8.2% of net sales, in 2007.  The increase in operating profit was primarily due to favorable product price/mix, which was partially offset by the decline in unit volumes mentioned above.  Operating profit as a percentage of net sales increased sequentially from 6.7% of net sales for the third quarter of 2008.

Protective Packaging Segment

The Company’s Protective Packaging segment net sales for the fourth quarter decreased 14% to $339 million compared with $395 million last year.  Excluding a $14 million unfavorable effect of foreign currency translation, segment net sales would have declined 11%.

The decline in net sales was primarily due to lower unit volumes in North America and Europe, which reflected weakening economic conditions in those regions.  The decline was partially offset by the positive impact of product price/mix in all regions.

Operating profit for the fourth quarter was $39 million, or 11.5% of Protective Packaging net sales, compared with $53 million, or 13.4% of net sales, in 2007.  The decrease in operating profit was primarily due to lower unit volumes mentioned above, which were partially offset by favorable product price/mix and lower average petrochemical-based raw material costs.  Operating profit as a percentage of net sales increased sequentially from 10.5% of net sales for the third quarter of 2008.

Other Category

The Other category net sales for the fourth quarter increased 2% to $90 million compared with $88 million last year.  Excluding a $3 million unfavorable effect of foreign currency translation, Other net sales would have increased 6%.

This increase was primarily due to the positive impact of product price/mix in North America and Europe in the Specialty Materials business and the acquisition of certain assets relating to Ethafoam® and related polyethylene foam product lines in November 2007.

Operating profit for the fourth quarter was $2 million, or 1.8% of Other net sales, compared with $4 million, or 4.9% of net sales, in 2007.  The decrease in operating profit as a percentage of net sales was primarily due to a reduction in unit volumes and the unfavorable effect of a previous interim supply and distribution agreement for the Ethafoam® product lines, which have now been transitioned to internal production.  These factors were partially offset by favorable product price/mix and lower average petrochemical-based raw material costs. Operating profit as a percentage of net sales decreased sequentially from 6.5% of net sales for the third quarter of 2008.

Financing Commitment

The Company has received a commitment from Davis Advisers on behalf of its advisory clients and Berkshire Hathaway Inc. for a total of $300 million of senior unsecured notes due 2014.  The notes will bear interest at 12% per annum.  Detailed terms and conditions are being negotiated, but the Company expects that they will be substantially equivalent to the terms and conditions contained in its outstanding senior notes.  The Company expects to close this transaction in February 2009.  This commitment, in addition to the Company’s existing financing facilities and its earnings from operations in 2009, should provide for all of its 2009 debt obligations, including the cash payment under the W. R. Grace settlement agreement, if payment is required in 2009.

Cost Reduction and Productivity Program

During the fourth quarter, the Company incurred an additional $6 million of expenses primarily for severance and other personnel costs associated with the cost reduction and productivity program announced in the third quarter of 2008.  The Company utilized $18 million for cash payments related primarily to severance benefits in 2008.

The Company continues to expect annual savings from the program of approximately $50 to $60 million beginning in 2009.  The savings will appear in both cost of sales and operating expenses.

Global Manufacturing Strategy

The following table summarizes the total operating expenses and capital expenditures related to the Company’s global manufacturing strategy:

	Three Months Ended		Year Ended		Cumulative
	December 31,		December 31,		as of
($ millions)	2008	2007	2008	2007	December 31, 2008
Restructuring and other charges	$15	$1	$20	$1	$32
Associated costs	2	3	7	11	23
Total operating expenses	$17	$4	$27	$12	$55

Capital expenditures	$16	$13	$59	$59	$133

The $20 million of restructuring and other charges for full year 2008 was primarily due to restructuring charges related to the Company’s decision to close its facility in Cedar Rapids, Iowa.

The Company expects to incur approximately $30 million in total expenses related to this strategy in 2009, which would result in total expenses of approximately $85 million, lower than the original range of $90 to $100 million.  With the substantial completion of the construction phase of this program in 2008, the Company’s cumulative capital expenditures related to this program are within the original range of $130 to $150 million.

The combined capital investment and related implementation expenses for the program are expected to total approximately $220 million with realized benefits of $25 million in 2008, expected to increase to annual benefits of approximately $45 million in 2009 and $55 million dollars in 2010 and thereafter.  The actual timing of additional expenses is subject to change due to a variety of factors that may cause a portion of the spending and resulting benefits to occur in future periods.

Capital Expenditures

The Company’s total capital expenditures in the fourth quarter of 2008 were $39 million compared with $53 million in the fourth quarter of 2007.  The Company’s capital expenditures in 2008 were $181 million compared with $211 million in 2007.

The Company is targeting capital expenditures in 2009 to be within the range of $100 to $125 million.  The reduced spending compared to 2006 to 2008 reflects the substantial completion of the construction phase of the global manufacturing strategy in 2008.

2009 Outlook and Earnings Guidance

Commenting on the Company’s outlook, Mr. Hickey stated:

“We are beginning 2009 with a great deal of uncertainty about the severity of the economic downturn, as well as the timing and scope of a recovery in the global economy.  At this point, our planning assumptions for the year are based on a very weak first half and a slow, but limited recovery later in 2009.  Our planning also assumes a low, single-digit percent decline in our unit volume growth rates in 2009 in line with our expectation of lower customer demand, primarily from our protective packaging customers.  We are assuming a stronger U.S. dollar, at least in the near term, with the U.S. dollar averaging 1.29 per Euro, versus an average rate for the U.S. dollar of 1.47 per Euro in 2008.  We also assume the price per barrel of oil will average $57.00 in 2009, up from today’s price per barrel, but 43% below the average price per barrel of $99.55 in 2008, resulting in an increase in resin costs later in 2009.  Although we are hopeful that the stimulus measures being implemented by various governments around the world will speed the economic recovery, we are basing our planning on a very weak global economy in 2009.”

Based on these assumptions, the Company estimates that in addition to a low, single digit percent decline in unit volume, the stronger U.S. dollar would reduce its reported sales by $300 to $400 million primarily due to foreign currency translation.  The Company will continue the tight management of expenses and capital spending with operating expenses of approximately 16% of sales or less.  The combination of these operating assumptions, a net increase of approximately $25 million in interest and other expenses primarily due to the recently committed senior notes, and a full year effective tax rate of 27.7%, results in an anticipated full year 2009 diluted net earnings per common share in the range of $1.17 to $1.37.  This includes charges of $20 million net of taxes, or $0.08 per common share, expected to be incurred relating to its global manufacturing strategy.

Excluding the charges relating to its global manufacturing strategy, the Company anticipates its full year 2009 diluted net earnings per common share guidance to be in the range of $1.25 to $1.45.  In a change from prior years, the Company has widened its guidance range due to the uncertain macro-economic conditions.  Should economic conditions change significantly, the Company will review its assumptions and revise the guidance range, as appropriate.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (877) 718-5104 (domestic) or (719) 325-4767 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Monday, February 2, 2008 at 11:59 p.m. (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 5211284.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 52 countries, Sealed Air’s international reach generated revenue of $4.8 billion in 2008.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, or U.S. GAAP.  In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth the Company’s diluted net earnings per common share and its effective income tax rate excluding, where applicable, charges related to its cost reduction and productivity program, its global manufacturing strategy, impairment of available-for-sale securities held by the Company, the reversal of tax accruals, advisory expenses, the loss on sale of a small product line and the gain on the sale of an equity method investment, as delineated in the table on the first page.  The Company presents operating profit excluding restructuring and other charges.  It also sets forth full year 2009 diluted net earnings per common share guidance excluding charges for the global manufacturing strategy.  Lastly, Sealed Air has presented changes in net sales, segment net sales and Other net sales as well as cost of sales, excluding the effects of foreign currency translation.  Presenting results, cost of sales, tax rates and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted net earnings per common share, growth in net sales and operating profit, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; general economic conditions; credit availability and pricing; conditions in the markets that the Company serves; the success of the Company’s growth, profitability and global manufacturing strategies and its cost reduction and productivity program; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended December 31,		%	Year Ended December 31,		%
	2008	2007	Change	2008	2007	Change

Net sales:
Food Packaging	$502.5	$517.4	(3)	$1,969.4	$1,882.9	5
Food Solutions	237.3	249.9	(5)	988.3	944.7	5
Protective Packaging	338.6	394.7	(14)	1,480.3	1,506.9	(2)
Other	89.9	88.2	2	405.5	316.7	28
Total net sales	1,168.3	1,250.2	(7)	4,843.5	4,651.2	4

Cost of sales	860.7	906.7	(5)	3,606.9	3,350.1	8

Gross profit	307.6	343.5	(10)	1,236.6	1,301.1	(5)
As a % of total net sales	26.3%	27.5%		25.5%	28.0%

Marketing, administrative and development expenses	172.1	197.5	(13)	755.0	750.2	1
As a % of total net sales	14.7%	15.8%		15.6%	16.1%

Restructuring and other charges (1)	21.3	0.8	#	85.1	1.6	#

Operating profit	114.2	145.2	(21)	396.5	549.3	(28)
As a % of total net sales	9.8%	11.6%		8.2%	11.8%

Interest expense	(31.7)	(34.6)	(8)	(128.1)	(140.6)	(9)

Gain on sale of equity method investment	—	—	—	—	35.3	#

Impairment of available-for-sale securities (2)	(20.3)	—	#	(34.0)	—	#

Other (expense) income, net	(8.9)	(7.6)	17	(12.1)	12.0	#

Earnings before income tax provision	53.3	103.0	(48)	222.3	456.0	(51)

Income tax provision	6.0	23.3	(74)	42.4	103.0	(59)

Net earnings	$47.3	$79.7	(41)	$179.9	$353.0	(49)
As a % of total net sales	4.0%	6.4%		3.7%	7.6%

Net earnings per common share: (1)
Basic	$0.30	$0.50		$1.14	$2.21

Diluted	$0.26	$0.43		$0.99	$1.89

Weighted average number of common shares outstanding: (1)
Basic	156.4	160.0		157.6	160.0

Diluted	188.2	191.4		189.3	191.3

# Denotes a variance equal to or greater than 100%

(1) See Supplementary Information included in this release for further details of the Company’s restructuring and other charges and the reconciliation of the basic and diluted earnings per common share computations.

(2) In 2008, the Company recorded a $34.0 million pre-tax charge as a result of recognizing impairment related to other-than-temporary decline in the fair market value of the Company’s investments in auction rate securities.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per common share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Basic Net Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$47.3	$79.7	$179.9	$353.0

Denominator

Weighted average number of common shares outstanding - basic	156.4	160.0	157.6	160.0

Basic net earnings per common share	$0.30	$0.50	$1.14	$2.21

Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$47.3	$79.7	$179.9	$353.0

Add: Interest on 3% convertible senior notes, net of income taxes	2.0	2.0	7.9	7.9

Net earnings ascribed to common shareholders - diluted	$49.3	$81.7	$187.8	$360.9

Denominator

Weighted average number of common shares outstanding - basic	156.4	160.0	157.6	160.0

Effect of conversion of 3% convertible senior notes	12.9	12.6	12.8	12.5

Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units	0.9	0.8	0.9	0.8

Weighted average number of common shares outstanding - diluted (1)	188.2	191.4	189.3	191.3

Diluted net earnings per common share	$0.26	$0.43	$0.99	$1.89

(1) In calculating diluted net earnings per common share, the Company’s diluted weighted average number of common shares outstanding provides for the following items if their inclusion is dilutive: (1) the effect of conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos Settlement, which was discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 and (3) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

U.S. GAAP diluted net earnings per common share	$0.26	$0.43	$0.99	$1.89

Net earnings effect resulting from the following: (2)

Cost reduction and productivity program restructuring charges (3)	0.02	—	0.23	—

Global manufacturing strategy and restructuring and other charges (3)	0.06	0.02	0.10	0.05

Impairment of available-for-sale securities (4)	0.07	—	0.11	—

Reversal of tax accruals, net and related interest	(0.02)	(0.04)	(0.03)	(0.22)

Advisory expenses incurred prior to ceasing work on an acquisition	—	0.02	—	0.02

Loss on sale of a small product line	—	0.03	—	0.03

Gain on sale of equity method investment	—	(0.01)	—	(0.12)

Diluted net earnings per common share excluding the effect of the items above	$0.39	$0.45	$1.40	$1.65

RECONCILIATION OF THE ANNUAL EFFECTIVE INCOME TAX RATE (1)

As of December 31,
2008

U.S. GAAP effective income tax rate for the full year 2008	19.1%

Effective income tax rate effect resulting from the following:

Cost reduction and productivity program restructuring charges	2.2

Global manufacturing strategy and restructuring and other charges	0.7

Impairment of available-for-sale securities	1.6

Reversal of tax accruals, net and related interest	2.8

Effective income tax rate for the full year 2008 excluding the effect of the items above	26.4%

(1) Presenting diluted net earnings per common share and the effective income tax rate excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Items included are net of income taxes where applicable.

(3) See Note 2 of Business Segment Information and Capital Expenditures for further details.

(4) See Note 2 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Operating profit:
Food Packaging	$67.4	$68.4	$217.5	$228.2

As a % of Food Packaging net sales	13.4%	13.2%	11.0%	12.1%

Food Solutions	27.7	20.5	80.0	86.1

As a % of Food Solutions net sales	11.7%	8.2%	8.1%	9.1%

Protective Packaging	38.8	52.8	169.1	208.6

As a % of Protective Packaging net sales	11.5%	13.4%	11.4%	13.8%

Other	1.6	4.3	15.0	28.0

As a % of Other net sales	1.8%	4.9%	3.7%	8.8%

Total segments and other	135.5	146.0	481.6	550.9

Restructuring and other charges (2)	21.3	0.8	85.1	1.6

Total	$114.2	$145.2	$396.5	$549.3

As a % of total net sales	9.8%	11.6%	8.2%	11.8%

Depreciation and amortization:
Food Packaging	$18.0	$19.5	$74.1	$77.1
Food Solutions	7.8	8.2	32.7	32.1
Protective Packaging	9.9	11.3	45.9	44.5
Other	5.2	3.9	18.8	12.6
Total	$40.9	$42.9	$171.5	$166.3

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

CAPITAL EXPENDITURES	$38.8	$53.0	$180.7	$210.8

(1) The 2008 amounts presented are subject to change prior to the filing of the Company’s upcoming Annual Report on Form 10-K.

(2) The restructuring and other charges by business segment and other were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Food Packaging	$15.8	$0.4	$46.2	$0.5
Food Solutions	3.1	—	15.1	0.1
Protective Packaging	1.5	0.4	18.8	1.0
Other	0.9	—	5.0	—
Total	$21.3	$0.8	$85.1	$1.6

In the third quarter of 2008, the Company implemented its cost reduction and productivity program previously discussed in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. The restructuring charges related to this program were $65.8 million in 2008. The remaining amount of $19.3 million of restructuring and other charges in 2008 were related to the Company’s global manufacturing strategy. Restructuring and other charges in 2007 were primarily related to severance costs for the consolidation of the Company’s customer service activities in North America of $0.8 million and for the global manufacturing strategy of $0.8 million.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	December 31,	December 31,
	2008(1)	2007

Assets
Current assets:
Cash and cash equivalents	$128.9	$430.3
Receivables, net	682.8	789.8
Inventories	564.3	581.7
Other current assets	161.6	134.3
Total current assets	1,537.6	1,936.1
Property and equipment, net	1,051.4	1,080.1
Goodwill	1,938.1	1,969.7
Non-current investments—available-for-sale securities	10.7	40.8
Other assets, net	440.5	411.6
Total assets	$4,978.3	$5,438.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$37.6	$36.5
Current portion of long-term debt	151.5	303.7
Accounts payable	276.9	316.3
Asbestos settlement liability and related accrued interest	707.8	670.9
Other current liabilities	444.5	414.2
Total current liabilities	1,618.3	1,741.6
Long-term debt, less current portion	1,289.9	1,531.6
Other liabilities	127.8	145.5
Total liabilities	3,036.0	3,418.7
Total shareholders’ equity	1,942.3	2,019.6
Total liabilities and shareholders’ equity	$4,978.3	$5,438.3

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Annual Report on Form 10-K.